Exhibit 99.1

   Capstone Turbine Corporation Announces Darren Jamison as President and CEO

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Dec. 6, 2006--Capstone
Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) today announced that it has named Darren R. Jamison as its new President and Chief Executive Officer. Mr. Jamison will also be a member of the Board of Directors of Capstone effective as of December 18, 2006.

    "We are pleased to announce that Darren Jamison has joined us as our new President and Chief Executive Officer," said Eliot Protsch, Chairman of the Board. "Darren will be a great fit as we were looking for someone with a very specific set of skills combined with the experience necessary to take Capstone to the next level of success. Our search resulted in several well qualified candidates, but Darren possessed the experience, expertise, market knowledge and leadership success that we were seeking."

    Prior to joining Capstone, Mr. Jamison had been President and Chief Operating Officer of Northern Power Systems, Inc. since 2004. Under Mr. Jamison's direction, Northern Power experienced significant growth, including substantial increases in revenue and improved margins. Previous to Northern Power Systems he was Vice President and General Manager of Distributed Energy Solutions for Stewart & Stevenson Services Inc. from 1994 to 2003. Mr. Jamison has an outstanding track record of working with customers to develop financially attractive solutions.

    "We are grateful for the leadership Mark Gilbreth provided during his role as Interim President and CEO," Protsch continued, "Mark was effective in leading the organization during the search process and we thank him for this as well as his efforts and dedication as he continues his role as Executive Vice President and Chief Operating Officer."

    In addition to the other terms of his employment with Capstone Turbine Corporation, Mr. Jamison will receive a 10-year stock option grant to purchase 2,000,000 shares of the common stock of the Company. Conditioned on continued employment, the right to exercise the option will become 25% vested after one year and, thereafter, will become vested pro rata each month over the next 36 months. The exercise price for options granted to Mr. Jamison will be the fair market value of Capstone Turbine Corporation's common stock on the date of grant, which is expected to be the price per share at close of market on December 18, 2006. In addition, Mr. Jamison will receive a restricted stock unit grant for 500,000 shares of the Company's common stock that will become 25% vested each year of service over four years.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com; NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 3,500 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

    CONTACT: Capstone Turbine Corporation
             Alice Barsoomian, 818-407-3628